Exhibit 10.11

LEASE

NORTH CREEK PARKWAY CENTER

NORTH CREEK PARKWAY CENTER INVESTORS, LP,

a California limited partnership,

as Landlord,

and

ATHIRA PHARMA, INC.,

as Tenant.

ARTICLE 1. PREMISES, BUILDING, PROJECT, AND COMMON AREAS		1
1.1	Premises, Building, Project and Common Areas.	1
1.2	Stipulation of Rentable Square Feet of Premises	2
1.3	Additional Reservations	2
1.4	No Representations/Warranties	2
ARTICLE 2. LEASE TERM		3
2.1	Lease Term	3
2.2	Delivery of Possession	3
2.3	Delay in Possession	4
2.4	Delays Caused by Tenant	4
2.5	Early Possession
2.6	[Intentionally omitted.]
2.7	[Intentionally omitted.]
ARTICLE 3. BASE RENT		6
3.1	In General	6
3.2	[Intentionally omitted.]	6
ARTICLE 4. ADDITIONAL RENT		7
4.1	General Terms	7
4.2	Definition of Key Terms Relating to Additional Rent	7
4.3	Cost Pools/Utilities Expenses	11
4.4	Calculation and Payment of Additional Rent	12
4.5	Taxes and Other Charges for Which Tenant Is Directly Responsible	13
4.6	[Intentionally omitted.]
ARTICLE 5. USE OF PREMISES		13
5.1	Permitted Use	13
5.2	Hazardous Materials	14
ARTICLE 6. SERVICES AND UTILITIES		15
6.1	Standard Tenant Services	15
6.2	Above Standard Tenant Services	16
6.3	Overstandard Tenant Use	16
6.4	Interruption of Use	17
ARTICLE 7. REPAIRS		17
ARTICLE 8. ADDITIONS AND ALTERATIONS		18
8.1	Alterations	18
8.2	Manner of Construction	18
8.3	Payment for Improvements	19
8.4	Landlord’s Property	19
ARTICLE 9. COVENANT AGAINST LIENS		19
ARTICLE 10. INDEMNITY AND INSURANCE		20
10.1	Indemnification	20
10.2	Tenant’s Compliance With Landlord’s Fire and Casualty Insurance	21
10.3	Tenant’s Insurance	21
10.4	Form of Policies	22
10.5	Subrogation	22
10.6	Additional Insurance Obligations	22
10.8	[Intentionally omitted.]
ARTICLE 11. DAMAGE AND DESTRUCTION		23

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11.1	Repair of Damage to Premises by Landlord	23
11.2	Landlord’s Option to Repair	23
11.3	Waiver of Statutory Provisions	24
ARTICLE 12. NON-WAIVER		24
ARTICLE 13. CONDEMNATION		24
ARTICLE 14. ASSIGNMENT AND SUBLETTING		25
14.1	Transfers	25
14.2	Landlord’s Consent	26
14.3	Transfer Premium	26
14.4	Landlord’s Option as to Subject Space	27
14.5	Effect of Transfer	27
14.6	Additional Transfers	27
14.7	Occurrence of Default	28
14.8	[Intentionally omitted.]
ARTICLE 15. SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES		28
15.1	Surrender of Premises	28
15.2	Removal of Tenant Property by Tenant	28
ARTICLE 16. HOLDING OVER		29
ARTICLE 17. ESTOPPEL CERTIFICATES		29
ARTICLE 18. SUBORDINATION		30
ARTICLE 19. DEFAULTS; REMEDIES		30
19.1	Events of Default	30
19.2	Remedies Upon Default	31
19.3	Sublessees of Tenant	32
19.4	Waiver of Default	32
ARTICLE 20. FORCE MAJEURE		33
ARTICLE 21. SECURITY DEPOSIT		34
ARTICLE 22. SUBSTITUTION OF OTHER PREMISES		34
ARTICLE 23. SIGNS		34
ARTICLE 24. COMPLIANCE WITH LAW		35
24.1	General	35
24.2	Accessibility/ADA Compliance	35
ARTICLE 25. LATE CHARGES		36
ARTICLE 26. LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT		36
ARTICLE 27. ENTRY BY LANDLORD		36
ARTICLE 28. TENANT PARKING		37
ARTICLE 29. MISCELLANEOUS PROVISIONS		38
29.1	Transfer of Landlord’s Interest	38
29.2	Time of Essence	38
29.3	No Air Rights	38
29.4	Prohibition Against Recording	38
29.5	Landlord’s Title	38
29.6	Application of Payments	38
29.7	Partial Invalidity	38
29.8	Landlord Exculpation	39
29.9	Entire Agreement	39

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29.10	Waiver of Redemption by Tenant	39
29.11	Notices	39
29.12	Attorneys’ Fees	40
29.13	Governing Law	40
29.14	Brokers	40
29.15	Independent Covenants	41
29.16	No Representations or Warranties by Landlord	41
29.17	Development of the Building and Project.	41
29.18	Binding Effect	42
29.19	Modification of Lease	42
29.20	Quiet Enjoyment	42
29.21	Relationship of Parties	42
29.22	Security Measures	43
29.23	Counterparts/ “Person”	43
29.24	Modifications	43
29.25	Right to Lease	43
29.26	Survival	43
29.27	No Warranty	44
29.28	Joint and Several	44
29.29	Authority; No Violation	44
29.30	Submission of Lease	44
29.31	Building Name and Signage	44
29.32	Transportation Management	44
29.33	Lease Guaranty	45
29.34	Confidentiality	45
29.35	No Discrimination	45
29.40	Intentionally Deleted.	47
29.42	Dispute Resolution Procedure.

OUTLINE OF PREMISES		A-1

LEGAL DESCRIPTION OF PROJECT		C

TENANT WORK LETTER		B

FORM OF TENANT’S ESTOPPEL CERTIFICATE		C

RULES AND REGULATIONS		D

[Intentionally omitted.]

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NORTH CREEK PARKWAY CENTER

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between NORTH CREEK PARKWAY CENTER INVESTORS, LP, a California limited partnership (“Landlord”), and ATHIRA PHARMA, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Effective Date:	July 20, 2020
2. Premises:
2.1 Building:	That certain building (the “Building”) designated as Building 5 located at 18706 North Creek Parkway, Bothell, Washington 98021.
2.2 Premises:

Approximately 19,326 consisting of (a) approximately 11,163 rentable square feet of space commonly known as Suite 104 (“Suite 104”), (b) approximately 6,169 rentable square feet of space commonly known as Suite 110 (“Suite 110”), and (c) approximately 1,994 rentable square feet of space commonly known as Suite 120 (“Suite 120”), all of which is located on the first (1st) floor of the Building, as further set forth in Exhibit A attached to this Lease. The rentable square feet of Suites 110 and 120 will be confirmed Pursuant to Section 1.2 below as of their respective Lease Commencement Dates.

2.3 Project:	The Building is part of a project known as “North Creek Parkway Center,” as further set forth in Section 1.1.2 of this Lease and legally described in Exhibit A-1 attached to this Lease.
3. Lease Term (Article 2):
3.1 Length of Term:	Eighty-four (84) months, from September 1, 2020, through August 31, 2027.

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3.2 Lease Commencement Date:	September 1, 2020 with respect to Suite 104. Tenant’s lease of Suite 110 shall commence on March 1, 2021, and Tenant’s lease of Suite 120 shall commence on May 1, 2021.
3.3 Lease Expiration Date:	August 31, 2027.
3.4 Option to Renew:	One (1) option to renew for five (5) years.

4.          Base Rent (Article 3):

SUITE 104 BASE RENT

Lease Months:	Monthly Installment:
9/1/20 – 12/31/20	$0.00**
1/1/21 – 8/31/21	$20,930.63
9/1/21 – 8/31/22	$21,558.54
9/1/22 – 8/31/23	$22,205.30
9/1/23 – 8/31/24	$22,871.56
9/1/24 – 8/31/25	$23,557.60
9/1/25 – 8/31/26	$24,264.33
9/1/26 – 8/31/27	$24,992.26

**See Section 3.2 regarding Base Rent abatement.

SUITE 110 BASE RENT

Lease Months:	Rate per RSF:	Monthly Installment:*
3/1/21 – 6/30/21	$0.00	$0.00**
7/1/21 – 8/31/21	$22.50	$11,566.68
9/1/21 – 8/31/22	$23.18	$11,913.89
9/1/22 – 8/31/23	$23.87	$12,271.31
9/1/23 – 8/31/24	$24.59	$12,639.45
9/1/24 – 8/31/25	$25.32	$13,018.63
9/1/25 – 8/31/26	$26.08	$13,409.19
9/1/26 – 8/31/27	$26.87	$13,811.47

*The actual monthly installment amount is subject to adjustment based upon the confirmation of the actual rentable square feet in Suite 110 pursuant to Section 1.2 below. **See Section 3.2 regarding Base Rent abatement.

SUITE 120 BASE RENT

Lease Months:	Rate per RSF:	Monthly Installment:*
5/1/21 – 8/31/21	$0.00	$0.00**
9/1/21 – 8/31/22	$23.18	$3,850.91
9/1/22 – 8/31/23	$23.87	$3,966.44
9/1/23 – 8/31/24	$24.59	$4,085.43
9/1/24 – 8/31/25	$25.32	$4,208.00
9/1/25 – 8/31/26	$26.08	$4,334.24
9/1/26 – 8/31/27	$26.87	$4,464.26

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*The actual monthly installment amount is subject to adjustment based upon the confirmation of the actual rentable square feet in Suite 110 pursuant to Section 1.2 below. **See Section 3.2 regarding Base Rent abatement.

5. Tenant’s Share (Article 4):

(a) From 9/1/20 through 3/1/21, while the Premises consists of only Suite 104, Tenant’s Share will be 5.44% of the Project (based on the Project rentable square footage of 205,298) and 57.76% of the Building (based on the Building rentable square footage of 19,326).

(b) From 3/1/21 through 5/1/21, while the Premises consists of only Suites 104 and 110, Tenant’s Share will be 8.44% of the Project (based on the Project rentable square footage of 205,298) and 89.68% of the Building (based on the Building rentable square footage of 19,326).*

(c) From 5/1/21 through the expiration of the Lease Term, while Tenant is leasing the entire Premises, Tenant’s Share will be 9.41% of the Project (based on the Project rentable square footage of 205,298) and 100% of the Building (based on the Building rentable square footage of 19,326).*

*Tenant’s Share from 3/1/21 and from 5/1/21 is subject to change pending confirmation of the rentable square feet of Suites 110 and 120 pursuant to Section 1.2 below as of their respective Lease Commencement Dates.

6. Permitted Use (Article 5):

Tenant shall use the Premises solely for general office, laboratory, research and development, and warehouse use and uses incidental thereto to the extent the same comply with Applicable Requirements (as defined in Section 1.4 below) and are consistent with the character of the Project.

7. Security Deposit; Advance Rent (Article 21):	$81,910.05, of which $26,940.05 shall be credited to Base Rent and Operating Expenses for Month 5 of the Lease Term, and the balance of which ($54,970) shall be held as a Security Deposit.

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8. Parking (Article 28):

Right to non-exclusive parking spaces equal to 3.18 per 1,000 square foot of rentable area in the Premises at no additional charge. All parking is non-exclusive, and on a first come, first served basis, except that Tenant shall, beginning on the Commencement Date applicable to each portion of the Premises, have exclusive use of the parking spaces allocated to such portion of the Premises located in the back of the Building at the loading dock in the location shown on Exhibit A-2  attached hereto.

9. Address of Tenant (Section 29.11):	Athira Pharma 4000 Mason Road Suite 300, Box 352141 Seattle, WA 98195-2141
(Prior to Lease Commencement Date)
And
At the Premises. (After Lease Commencement Date)
10. Address of Landlord (Section 29.11):	North Creek Parkway Center Investors, LP c/o Peregrine Realty Partners, Inc. 1201 Dove Street, Suite 650 Newport Beach, CA 92660 Attention: Asset Manager
11. Broker(s) (Section 29.14):	Newmark Knight Frank (Landlord) Flinn Ferguson (Tenant)
12. Tenant Improvement Allowance (Tenant Work Letter)

$35.00 per rentable square foot of the Premises (and allocated among Suite 104, Suite 110, and Suite 120 based upon the rentable square footage of each Suite), to be used pursuant to the Tenant Work Letter (as defined in Section 1.4 below)

13. Guarantor(s) (Section 29.33)	None.

The foregoing represents a summary of the basic terms and definitions of this Lease. In the event of any conflict between the terms contained in this Summary and any other specific provision of this Lease, the terms of the more specific provision shall prevail.

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ARTICLE 1.

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1.The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A  attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions set forth in this Lease (the “TCCs”), and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building”, as that term is defined in Section 1.1.2, below, only, and such exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas”, as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project” as that term is defined in Section 1.1.2, below. Subject to Landlord’s Rules and Regulations (as defined in Section 5.1 below) and access control procedures, Tenant shall have the right of access to the Premises twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Article 2 of this Lease.

1.1.2.The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of a project known by the name set forth in Section 2.3 of the Summary (if any). The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) any buildings or other improvements currently existing thereon or subsequently added thereon.

1.1.3.Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, and their respective employees, suppliers, customers and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, elevators, parking areas (except for parking areas expressly identified for Tenant’s exclusive use as provided in this Lease), loading and unloading areas, roadways and sidewalks (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the permitted use granted under Section 5.1, below. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant’s rights, use and enjoyment of the Premises, or access hereunder.

1.2Stipulation of Rentable Square Feet of PremisesFor purposes of this Lease, the “rentable square feet” of Suite 104 of the Premises shall be deemed as set forth in Section 2.2 of the Summary. Landlord agrees to determine the actual rental square feet of Suites 110 and 120 as of their respective Lease Commencement Dates and, with respect to Suite 110 and 120, the actual rentable square feet as so determined shall be used to calculate amounts owed Landlord by Tenant and concessions granted by Landlord to Tenant with respect to such Suites, including, without limitation, rental, security deposit, additional rent, Tenant’s Share of Direct Expenses, parking passes, and the Tenant Improvement Allowance. For purposes of this Lease, and unless otherwise provided therein, any statement of square footage (including any statement of “usable square feet” or “rentable square feet”) set forth in this Lease for the Premises, the Building, the Project, or any portion thereof, or that may have been used in calculating amounts owed Landlord by Tenant or concessions granted by Landlord to Tenant, including, without limitation, rental, security deposit, additional rent, Tenant’s Share of Direct Expenses, parking passes, and Tenant Improvement Allowance, is an approximation which Landlord and Tenant agree is reasonable, and no amount owed by Tenant to Landlord or concession granted to Tenant by Landlord based on such approximation is subject to revision whether or not the actual square footage is more or less.

1.3Additional ReservationsIn addition to other reservations of rights by Landlord in this Lease, Landlord reserves the following rights: (a) to name the Building and/or Project or change the name or street address of the Building and/or Project without notice or liability of Landlord to Tenant; (b) to install and maintain a sign or signs on the interior and exterior of the Building; (c) to adjust Tenant’s Share as a result of and according to changes in the size of the Premises in relation to the size of the Building and/or Project and resulting from alterations or additions to the Building and/or Project or measurement of the Premises or Building or Project; (d) to approve the weight, size and location of safes and other heavy equipment and bulky articles in and about the Premises and the Building (so as not to overload the floors of the Premises); and (e) to take any and all commercially reasonable measures, including inspections, repairs, alterations, additions and improvements to the Premises or to the Building, as may be necessary or desirable for the safety, protection or preservation of the Premises or the Building or the Project or Landlord’s interest therein, or as may be necessary or desirable in the operation of the Project.

1.4No Representations/WarrantiesExcept as specifically set forth in this Lease and in the Tenant Work Letter (if any) attached hereto as Exhibit B (the “Tenant Work Letter”), the Premises shall be delivered to Tenant in its “AS-IS” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges and agrees that neither Landlord nor any agent of Landlord has made any representation, or warranty or covenant whatsoever with respect to the Premises, the Building or the Project, or the suitability or fitness thereof for the conduct of Tenant’s business or for any other purpose, the need for or availability of any governmental license or permit required for the proper and lawful conduct of Tenant’s business from the Premises, or any other matter relating to any of the foregoing, except as specifically set forth in this Lease or the Tenant Work Letter. Tenant is responsible for determining whether or not the applicable building codes, laws, statutes, covenants or restrictions of record, regulations, rules, requirements and ordinances, whether now or hereafter existing, including, without limitation, any such governmental regulations related to disabled access (collectively, the “Applicable Requirements”), and especially the zoning, are appropriate for Tenant’s intended use of the Premises, and acknowledges that past uses of the Premises may no longer be allowed. Tenant further acknowledges and agrees that: (i) it has been given an opportunity to inspect and measure the Premises, (ii) it has been advised by Landlord to satisfy itself with respect to the size and condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements), and their suitability for Tenant’s intended use, (iii) Tenant has made such investigation as it deems necessary with reference to such matters and, except as may be otherwise expressly set forth in this Lease, assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (iv) it is not relying on any representation as to the size of the Premises made by Landlord. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises, the Project and the Building were at such time in good and sanitary order, condition and repair.

ARTICLE 2.

LEASE TERM

2.1Lease TermThe TCCs and provisions of this Lease shall be effective as of the Effective Date set forth in Section 1 of the Summary. The term of this Lease (as such may be extended pursuant to Section 2.6 below, the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the dates set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12)-month period during the Lease Term, beginning on the Lease Commencement Date; provided that if the Lease Commencement Date occurs on a day other than the first day of a calendar month, then the fractional month plus the next succeeding twelve (12) full calendar months shall constitute the first Lease Year of the Lease Term. Thereafter, the term “Lease Year” shall mean and refer to each succeeding period of twelve (12) full consecutive calendar months; provided, however, that the last Lease Year shall end on the Lease Expiration Date. Within thirty (30) days of the Lease Commencement Date, Landlord may deliver to Tenant a memorandum confirming the Lease Term dates in a form acceptable to Landlord, which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2Delivery of PossessionPossession of Suite 104 of the Premises shall be delivered by Landlord to Tenant for the purpose of allowing Tenant to commence Tenant’s work pursuant to the Tenant Work Letter on or about August 1, 2020; provided, however, that if the Premises is ready for delivery prior to such date and this Lease has been fully executed, Landlord will deliver possession of Suite 104 when it is ready for delivery. Tenant shall deliver each of the following to Landlord prior to commencing any work in the Premises: (i) the first month’s installment of Base Rent and estimated Additional Rent; (ii) the Security Deposit pursuant to Article 21 below; and (iii) executed copies of policies of insurance or certificates thereof (as required under Article 10). Landlord shall not be obligated to deliver possession of the Premises to Tenant until such items are delivered, but the Lease Commencement Date shall not be affected by Tenant’s failure to deliver any of such items. Landlord shall deliver actual and exclusive physical possession of the Premises in broom clean condition with all systems (including without limitation HVAC, plumbing, electrical, mechanical, and fire, life and safety) serving the Premises in good condition and working order. In the event Landlord is unable to deliver possession of Suite 110 on March 1, 2021, or is unable to delivery possession of Suite 120 on May 1, 2021, Landlord shall have no liability as a result thereof, but the actual commencement date for such portion of the Premises shall be adjusted to be the date Landlord actually delivers possession to Tenant.

2.3Early PossessionTenant shall have the right to access Suite 104 of the Premises prior to the Lease Commencement Date for purposes of completing Tenant’s Work pursuant to the Tenant Work Letter and installing Tenant’s furniture, fixtures and equipment (including telecommunications lines and equipment). Notwithstanding anything to the contrary contained in this Lease, all installation of Tenant’s furniture, fixtures and equipment (including, without limitation, any telecommunications lines and equipment) shall be at Tenant’s sole cost and expense and Landlord shall have no liability therefor. Tenant’s access to the Premises prior to the Lease Commencement Date shall be subject to all the terms and conditions of the Lease except that Tenant shall not be required to pay Base Rent or Additional Rent to Landlord for any period of access prior to the Lease Commencement Date. Notwithstanding the foregoing and anything to the contrary set forth in the Lease, Tenant shall be liable for and shall promptly pay to Landlord pursuant to the terms of the Lease the “Above-Standard Tenant Services” (as defined in Article 6 below) that are provided to Tenant or the Premises during the period of Tenant’s access prior to the Lease Commencement Date.

2.4Option to Extend Term.

2.4.1.Option Right. Landlord hereby grants to Tenant one option (the “Extension Option”) to extend the Lease Term for an additional period of years set forth in Section 3.4 of the Summary (the “Option Term”), on the same TCCs as provided for in this Lease during the initial Lease Term, except that Tenant shall have no further options to extend the Lease Term and except for the Base Rent, which shall equal the “fair market rental rate” for the Premises for each Option Term as defined and determined in accordance with Section 2.4.2 below. Each Extension Option must be exercised, if at all, by written notice (an “Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is fifteen (15) months and no later than that date which is twelve (12) months prior to the Lease Expiration Date. Provided Tenant has properly and timely exercised an Extension Option, the then current term of the Lease shall be extended by the Option Term, and all TCCs of the Lease shall remain unmodified and in full force and effect, except that the Base Rent shall be as set forth above. Extension Options may only be exercised consecutively.

2.4.2.Option Rent. Upon the valid exercise of the Extension Option by Tenant, the monthly Base Rent during the Option Term shall be (a) the fair market rental rate for the Premises during the first Lease Year of the Option Term; and (b) thereafter, the monthly Base Rent in each subsequent Lease Year during the Option Term shall be the monthly Base Rent in effect during the immediately preceding Lease Year plus three percent (3%) of such monthly Base Rent. The term “fair market rental rate” as used in Section 2.4.1 above shall mean the annual amount per square foot, projected during the Option Term that a willing, non-equity, financially-comparable, renewal tenant (excluding sublease and assignment transactions) would pay, and a willing landlord of a comparable building located in the City of Bothell, Washington market area (the “Comparison Area”) would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for premises located in the Building may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, parking charges, rental abatement, tenant improvement allowances, and any other lease considerations and concessions, if any, then being charged or granted by Landlord or the lessors of such similar buildings. All economic terms other than Base Rent, such as operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2.4.3.Exercise of Option(s). In the event of Tenant’s timely and proper delivery of the Extension Notice under Section 2.4.1 above with respect to the Extension Option, Landlord shall provide written notice of Landlord’s reasonable, good faith determination of the fair market rental rate not later than ninety (90) days following Landlord’s receipt of such Extension Notice. Tenant shall have twenty (20) business days after receipt of Landlord’s notice of the fair market rental rate within which to either accept or object to such proposed fair market rental rate by delivering written notice (“Exercise Notice”) thereof to Landlord. For purposes of this Section, the last day of such 20-business day period shall be referred herein as the “Exercise Date”. Tenant’s failure to deliver the Exercise Notice on or before the Exercise Date shall be deemed to constitute Tenant’s waiver of the Extension Option. If Tenant disagrees with Landlord’s determination of the fair market rental rate but Landlord and Tenant are unable to resolve such disagreement as to the fair market rental rate within 15 business days (“Option Resolution Period”), then either (i) Tenant shall have the option to rescind its option to extend and the Extension Option shall be null and void as of the Exercise Date, and Landlord and Tenant shall have no further liability to the other under this Section 2.4 or (ii) Tenant and Landlord shall have the fair market rental rate determined by an appraiser who is acceptable to both parties. Tenant shall make an election of (i) or (ii) above prior to the expiration of the Option Resolution Period (absent such election, Tenant shall be deemed to have elected option (i)). The appraiser determining such fair market rental rate shall deliver such determination to the parties within 30 days after his or her selection. Such determination shall be in writing and be final and binding upon the parties hereto. The parties hereto shall bear the cost of the services of such appraiser equally. The appraiser selected to determine the fair market rental rate must have at least 5 years of experience in the appraisal of properties similar to the Premises in the vicinity of the Premises.

2.4.4.Effect of Default. Tenant will have no right to exercise the Extension Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of the Extension Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in default of any monetary obligation or material non-monetary obligation under the terms of this Lease beyond any applicable grace or cure period as of Tenant’s exercise of such Extension Option in question or at any time after the exercise of any such Extension Option and prior to the commencement of the Option Term, or (ii) Landlord has given Tenant two (2) or more notices of default, whether or not such defaults are subsequently cured, during any twelve (12) consecutive-month period of this Lease, or (iii) Tenant has assigned more than 33% of this Lease or its interest therein or sublet more than 33% of the Premises excluding Permitted Transfers (as defined in Article 14).

2.4.5.Option Personal. Each Extension Option granted to Tenant is personal to the original Tenant executing this Lease (the “Original Tenant”) and may be exercised only by the Original Tenant (or a Permitted Transferee (as defined in Article 14)) while occupying at least 67% of the Premises and without the intent of thereafter further assigning this Lease or subletting the Premises and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the Original Tenant (or a Permitted Transferee). The Extension Option granted to Tenant under this Lease is not assignable separate and apart from this Lease, nor may the Extension Option be separated from this Lease in any manner, either by reservation or otherwise.

2.4.6.Termination of Option Right. The Extension Option granted herein shall automatically terminate upon the failure by Tenant to timely and properly exercise such Extension Option in accordance with this Section 2.4.

ARTICLE 3.

BASE RENT

3.1In GeneralTenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever (except as may otherwise expressly permitted under this Lease). In the event that any invoice prepared by Landlord is inaccurate, such inaccuracy shall not constitute a waiver and Tenant shall be obligated to pay the amount set forth in this Lease. Acceptance of a payment which is less than the amount then due shall not be a waiver of Landlord’s rights to the balance of such Rent, regardless of Landlord’s endorsement of any check so stating. Payments will be applied first to accrued late charges, second to accrued interest as set forth in this Lease, then to Base Rent and Tenant’s Share of Direct Expenses, and any remaining amount to any other outstanding charges or costs. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any “free rent” period shall be paid at the time of Tenant’s execution of this Lease. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable monthly installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Base Rent during the Lease Term as provided for in this Article 3 shall survive the expiration and sooner termination of the Lease Term.

3.2Abated Base Rent and Additional RentTenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises (the “Base Rent Abatement”) for those full calendar months of the initial Lease Term indicated in Section 4 of the Summary (the “Base Rent Abatement Periods”). Tenant acknowledges and agrees that during such Base Rent Abatement Periods, such abatement of Base Rent for the Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement. Additionally, Tenant shall not be obligated to pay “Additional Rent” (as that term is defined in Section 4.1 of this Lease) during the Base Rent Abatement Periods with respect to the portion of the Premises for which Base Rent is abated. Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the TCCs otherwise required under this Lease.

ARTICLE 4.

ADDITIONAL RENT

4.1General TermsIn addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses” for any “Expense Year”, as those terms are defined in Sections 4.2.5, 4.2.2  and 4.2.3 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts (other than Base Rent) payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent”. All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration (or sooner termination) of the Lease Term, but subject to limitations in this Lease, the obligations of Tenant to pay the Additional Rent provided for in this Article 4  shall survive the expiration (or sooner termination) of the Lease Term.

4.2Definition of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1.“Direct Expenses” means “Operating Expenses” and “Tax Expenses”.

4.2.2.“Expense Year” means each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.3.“Operating Expenses” means all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting principles, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities to the Project (including all Common Areas but excluding tenants’ premises in the Building to the extent that the cost of which is charged directly to such tenants), and the cost of operating, repairing, maintaining, managing, restoring, and renovating the utility, telephone, HVAC, mechanical, plumbing, sanitary, storm drainage, and any other systems of the Building or Project, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation a governmentally-mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project (including any deductibles); (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the repair, restoration, and maintenance of the parking areas servicing the Project, including, but not limited to, the resurfacing, repainting, restriping, and cleaning thereof; (vi) fees and other costs (including management and consulting fees and costs) of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, restoration and repair of the Project; (vii) payments under any equipment rental agreements and/or management agreements relating to the operation of the Project (including the cost of any management fee and the fair rental value of any management office space provided thereunder); (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of Project manager) engaged in the operation, maintenance and security of the Project; (ix) costs and payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or any other instrument pertaining to the sharing of costs by the Project including, without limitation, assessments made on or with respect to the Project pursuant to any CC&Rs, Public Utility District conditions, Local Improvement District conditions and/or owner’s associations affecting the Project, or any portion thereof; (x) intentionally deleted; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; repairs and replacements of the HVAC (as defined in Section 6.1.1, hereof) systems; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date, or (E) which are required in order for the Project, or any portion thereof, to obtain or maintain a certification under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”), or other applicable certification agency in connection with Landlord’s sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its reasonable discretion, from time to time) or (F) that relate to the safety or security of the Project; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over the its useful life as Landlord shall reasonably determine in accordance with sound real estate management and generally accepted accounting principles consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) costs of any additional services not provided to the Building and/or the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Building and/or the Project. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)costs (including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees) incurred in connection with the original construction or development, or original or future leasing, of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project or parking facilities);

(b)except as set forth in items (xii) and (xiii) above, depreciation; interest and principal payments on mortgages and other debt costs, if any; late charges; penalties; liquidated damages; and past due interest;

(c)costs for which the Landlord is reimbursed by Tenant or any other tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else (except to the extent of deductibles), and electric power or other utility costs for which any tenant directly contracts with the local public service or utility company;

(d)any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e)costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(f)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g)any amount paid as ground rental for the Project by the Landlord;

(h)overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j)rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k)all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l)costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(m)any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(o)costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(p)costs incurred to comply with laws relating to the removal of Hazardous Materials (as defined in Section 5.2 of this Lease) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat Hazardous Material, which Hazardous Material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto;

(q)costs arising from Landlord’s charitable or political contributions;

(r)legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and other tenants of the Project; or

(s)capital improvements to maintain, repair, and replace design, structural, or latent defects or elements in the Building or Project (including slab, foundation, exterior/load-bearing walls).

If the Project is not at least ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

4.2.4.Taxes.

4.2.4.1.“Tax Expenses” means all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes; general and special assessments; transit taxes; leasehold taxes or taxes based upon the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant); and personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.4.2.Tax Expenses includes, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder (excluding Landlord’s general income tax); and (iv) Any assessment, tax, fee, levy or charge, upon any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.4.3.Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid Except as set forth in Section 4.2.5.4 below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1 above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.5.“Tenant’s Share” means the percentage set forth in Section 6 of the Summary.

4.3Cost Pools/Utilities ExpensesLandlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and the retail space tenants of the Project (if any). The Direct Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner. Landlord shall also have the right, from time to time, to equitably and in Landlord’s reasonable discretion, determine and treat all utility expenses as described in subsection (i) of Section 4.2.4 above as a component of Direct Expenses separate and apart from (and, accordingly, excluded from) Operating Expenses, provided such determination and treatment is consistent with the determination and treatment of other Operating Expenses set forth in Section 4.2.4 above.

4.4Calculation and Payment of Additional RentFor any Expense Year ending or commencing within the Lease Term, Tenant shall pay Tenant’s Share of Direct Expenses for such Expense Year in the manner set forth in Section 4.4.1 below, and as Additional Rent.

4.4.1.Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Direct Expenses incurred or accrued for the preceding Expense Year and which shall indicate the amount of the Additional Rent due from Tenant. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Additional Rent due for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Expenses than the actual Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Additional Rent is due, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Expenses than the actual Additional Rent due, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term for a period of one year.

4.4.2.Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated amount (the “Estimated Expenses”) that will be due from Tenant for such Expense Year, which shall be based upon the Estimate. Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.

4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1.Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2.If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1 above.

4.5.3.Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility(ies); or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

ARTICLE 5.

USE OF PREMISES

5.1Permitted UseTenant shall use the Premises solely for the “Permitted Use,” as that term is defined in Section 7 of the Summary, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion. Tenant covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations promulgated by Landlord from time to time (“Rules and Regulations”), the current set of which (as of the date of this Lease) is attached to this Lease as Exhibit D; or in violation of any Applicable Requirements, or in a manner otherwise inconsistent with the character of the Project as a first-class office building Project. Tenant shall faithfully observe and comply with the Rules and Regulations and all Applicable Requirements, now or hereafter affecting the Project. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project. Additionally, Tenant acknowledges that the Project is subject to certain covenants, conditions and restrictions (as may be amended from time to time, the “CC&Rs”), and Tenant agrees to comply with the CC&Rs with respect to its use of the Premises. Subject to the terms of Section 5.2 of this Lease, Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of “Hazardous Materials,” as that term is defined in Section 5.2 of this Lease. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.2Hazardous MaterialsExcept for supplies and Hazardous Materials (i) typically used in an office in the ordinary course of business (such as copier toner, liquid paper, glue, ink, and cleaning solvents); (ii) used in their designed manner and in compliance with Applicable Requirements; and (iii) in such amounts customary in the ordinary course of Tenant’s research, business, and laboratory operations, neither Tenant nor any other Tenant Parties (as defined in Section 10.1 of this Lease) shall use, handle, store or dispose of any “Hazardous Material,” as that term is defined below, in, on, under or about the Premises, the Building or the Real Property. If Tenant fails to comply with the foregoing restriction, Tenant shall be solely responsible for, and shall indemnify, defend and hold Landlord harmless from and against, any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in the value of the Premises, Building or the Project; sums paid in settlement of claims; and attorneys’ fees; consultant fees; and expert fees) which arise during or after the Lease Term as a result of any contamination directly or indirectly arising from activities of Tenant or any other Tenant Party. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, and shall survive the expiration or earlier termination of this Lease. Upon Landlord’s approval, Tenant shall promptly take all actions, at its sole cost and expense, as are necessary to return the Premises, Building and/or Project to the condition existing prior to the release of any such Hazardous Material by Tenant or any other Tenant Party. Furthermore, Tenant shall immediately notify Landlord upon receipt of any notice or other communication of any inquiry, test, investigation or enforcement proceeding concerning the presence of any Hazardous Material on the Premises, Building or Project. Tenant acknowledges that Landlord, at Landlord’s election, shall have the sole right, at Tenant’s expense, to negotiate, defend, approve and appeal any action taken or order issued by any governmental authority with regard to any Hazardous Material contamination directly or indirectly arising from the activities of Tenant or any other Tenant Party. “Hazardous Material” shall mean asbestos, any petroleum fuel, and any hazardous or toxic substance, material or waste which is or become regulated by any local governmental authority, the State of Washington or the United States or any political subdivision thereof, including, but not limited to, any material or substance defined as a “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “hazardous substance”, “hazardous material” or “toxic pollutant” under the Washington Model Toxics Control Act and/or under the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. 9601, et seq. and mold. Tenant acknowledges that Landlord may incur costs (A) for complying with laws, codes, regulations or ordinances relating to Hazardous Material, or (B) otherwise in connection with Hazardous Material. Tenant agrees that the costs incurred by Landlord with respect to, or in connection with, complying with laws, codes, regulations or ordinances relating to Hazardous Material released at the Premises, Building and/or Project by Tenant or any Tenant Party shall be an Operating Expense, unless the cost of such compliance, as between Landlord and Tenant, is made the responsibility of Tenant under this Lease. Tenant shall have no responsibility (regulatory, investigation, cleanup, financial, or otherwise) whatsoever for any Hazardous Material present at the Premises, Building and/or Project before the Effective Date.

ARTICLE 6.

SERVICES AND UTILITIES

6.1Standard Tenant ServicesLandlord shall provide the following services and utilities.

6.1.1.Subject to reasonable change implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises (“HVAC”) from Monday through Friday from 8:00 a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally and nationally recognized holidays (collectively, the “Holidays”). The daily time periods identified hereinabove are sometimes referred to as the “Business Hours.”

6.1.2.Subject to the other terms of this Lease, Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord. Landlord shall provide electricity to the Premises (including adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment) for lighting and power suitable for the Permitted Use as reasonably determined by Landlord, provided that Tenant’s electrical usage shall be subject to Applicable Requirements. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Landlord shall designate the electricity utility provider from time to time.

6.1.3.As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4.Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.5.Landlord shall provide window washing services in a manner consistent with other comparable buildings in the vicinity of the Project.

6.1.6.Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Business Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.1.7.Tenant shall have the right at its own expense to install an independent stand-alone HVAC system as long as the system does not interfere with the existing Building system or structural integrity of the Building. Any proposed system will require Landlord approval pursuant to Article 8 below, such approval not to be unreasonably withheld. Landlord reserves the right to require Tenant to have any such equipment metered separately for power usage and for Tenant to pay for said excess usage.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2Above Standard Tenant ServicesNotwithstanding anything to the contrary set forth in Article 4 or this Article 6, Tenant shall directly pay to Landlord one hundred percent (100%) of the cost of all services required by Tenant to be provided by Landlord which are in excess of the services set forth in Section 6.1 above (collectively, the “Above-Standard Tenant Services”), including, but not limited to, (i) twenty-four (24) hour security services, (ii) twenty-four (24) hour porter service, and (iii) any over-standard use more particularly identified in Section 6.3 below. If the Premises contains a computer room, telecommunications room or other area that is serviced by a separate HVAC unit on a continuous basis (a “Separate HVAC Unit”), Tenant shall pay at Tenant’s sole expense the entire cost of all electricity used by the Separate HVAC Unit (the “Separate HVAC Unit Electrical Cost”). No portion of the Separate HVAC Unit Electrical Cost shall be paid by Landlord, and Tenant shall not be entitled to receive any credit towards Separate HVAC Unit Electrical Costs for electricity used by the Separate HVAC Unit during Business Hours. Landlord may determine the Separate HVAC Unit Electrical Cost by installing, at Tenant’s expense, a separate metering device or by estimating the cost of such usage. The Separate HVAC Unit Electrical Cost shall be paid by Tenant within ten (10) days after Landlord provides to Tenant a bill for such usage. In addition, if there is an existing Separate HVAC Unit in the Premises when Tenant leases the Premises, Tenant accepts such existing Separate HVAC Unit in its “as is” condition. Tenant shall pay, at Tenant’s sole cost and expense, the entire cost of maintaining, repairing and, when necessary, replacing any Separate HVAC Unit. Tenant shall continuously maintain, at Tenant’s sole cost and expense, maintenance contracts for all Separate HVAC Units, using maintenance contract forms and with companies approved by Landlord, in Landlord’s sole discretion (the “Maintenance Contracts”). Tenant shall provide copies of the Maintenance Contracts to Landlord within ten (10) days after the Commencement Date, and within fifteen (15) days after such contracts are modified or renewed, and at other times upon Landlord’s request.

6.3Overstandard Tenant UseTenant shall not, without Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed), use machines other than standard equipment or lighting other than Building standard lights in the Premises, provided such non-standard equipment or lighting materially affects the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning or any other utility or service in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility or other service company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use HVAC (other than HVAC that Tenant installs, operates, and maintains and Separate HVAC Unit) during hours other than Business Hours, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such service, and Landlord shall supply such service to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.

6.4Interruption of UseTenant agrees that Landlord shall not be liable for any damages, by abatement of Rent or otherwise, for Tenant’s failure to obtain, or for any failure to furnish or delay in furnishing, any service or utility (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is reasonably outside the control of Landlord and occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to Tenant’s failure to obtain, or for any failure to furnish any of the services or utilities as set forth in this Article 6.

ARTICLE 7.

REPAIRS

7.1Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, equipment, window coverings, and furnishings therein, in good order, repair and condition at all times during the Lease Term. Tenant shall, at its own expense, provide janitorial services for the Premises. In addition, Tenant shall, at Tenant’s own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Once Tenant is leasing the entire Premises and is the sole Tenant in the Building, Tenant shall pay, at Tenant’s sole cost and expense, the entire cost of maintaining and repairing the HVAC system serving the Premises. Tenant shall continuously maintain, at Tenant’s sole cost and expense, maintenance contracts for such HVAC system, using maintenance contract forms and with companies reasonably approved by Landlord. Tenant shall provide copies of such contracts when they are entered into, and within fifteen (15) days after such contracts are modified or renewed, and at other times upon Landlord’s request.

Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the systems and equipment of the Building (including without limitation, the HVAC system, except for Tenant’s HVAC obligations as set forth above), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises.

ARTICLE 8.

ADDITIONS AND ALTERATIONS

8.1AlterationsTenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) during the Lease Term without the consent of Landlord, which consent may be granted, withheld or conditioned in the reasonable discretion of Landlord.

8.2Manner of ConstructionLandlord may impose, as a condition of its consent to any Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord. Landlord’s approval of the plans, specifications and/or working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with applicable laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner in compliance with all Applicable Requirements and with Landlord’s Rules and Regulations, and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally-required changes to the “Base, Shell and Core” (as defined below), then Landlord shall, at Tenant’s expense, make such changes to the Base, Shell and Core. The “Base, Shell and Core” shall include the structural portions of the Building, and the public restrooms and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. If any Alterations will involve the use of or disturb Hazardous Materials existing in the Premises, Tenant shall comply with Landlord’s Rules and Regulations concerning such Hazardous Materials; provided, however, that Landlord shall be responsible for the costs of the abatement of any Hazardous Materials present at the Premises before the Effective Date. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to unreasonably obstruct access to the Building or the Common Areas for any other tenant of the Building or Project, and so as not to unreasonably obstruct the business of Landlord or other tenants in the Building or Project, or unreasonably interfere with the labor force working in the Building or Project. In the event that Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant agrees to deliver to the Project management office a reproducible copy of the “as built” drawings of the Alterations.

8.3Payment for ImprovementsIn the event Tenant orders any Alteration or repair work directly from Landlord, or from a contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord, to be established on a uniform basis for the Project, not to exceed two percent (2%)) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s completion of such work.

8.4Landlord’s PropertyLandlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant’s removable trade fixtures, furniture or equipment) which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, and (ii) the “Tenant Improvements” (as defined in the Tenant Work Letter, if any) to be constructed in the Premises pursuant to the Tenant Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant’s expense to remove Alterations or improvements in the lab areas of the Premises (including, without limitation the Tenant Improvements, if any) and to repair any damage to the Premises, Building and Project caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements, and/or to return the affected portion of the Premises to a building standard improved condition as determined by Landlord, then at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, and/or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9.

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (and Tenant shall reimburse Landlord upon demand therefor for all costs and expenses incurred by Landlord in connection therewith). Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10.

INDEMNITY AND INSURANCE

10.1IndemnificationTo the extent not prohibited by law, Landlord and its partners and their respective officers, agents, principals, managers, owners, servants, employees, mortgagees and independent contractors (collectively, “Landlord Parties”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Except to the extent caused by or resulting from Landlord’s or any Landlord Party’s negligent act or omission or willful misconduct, Tenant shall indemnify, defend, protect, and hold harmless Landlord and the other Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises or Project by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person (collectively, “Tenant Parties”), in, on or about the Project; (e) any breach, violation, or non-performance by Tenant or any other Tenant Party of any of the TCCs or any Applicable Requirements of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. LANDORD AND TENANT HEREBY WAIVE AND AGREE THAT IT WILL NOT ASSERT ITS INDUSTRIAL INSURANCE IMMUNITY UNDER TITLE 51 RCW IF SUCH ASSERTION WOULD BE INCONSISTENT WITH THE RIGHT OF THE OTHER PARTY TO INDEMNIFICATION PURSUANT TO THIS ARTICLE 7. THE PARTIES AGREE THAT THIS PROVISION WAS MUTUALLY NEGOTIATED AND RELATES ONLY TO A WAIVER OF IMMUNITY WITH RESPECT TO THE OTHER PARTY AND NO THIRD PARTY, INCLUDING BUT NOT LIMITED TO, ANY INJURED EMPLOYEE OF EITHER PARTY, SHALL BE A THIRD PARTY BENEFICIARY OF THIS PROVISION. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2Tenant’s Compliance With Landlord’s Fire and Casualty InsuranceTenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3Tenant’s InsuranceTenant shall maintain the following coverages in the following amounts.

10.3.1.Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$2,000,000 each occurrence
Property Damage Liability	$3,000,000 annual aggregate
Personal Injury Liability	$2,000,000 each occurrence
$3,000,00 annual aggregate 0% Insured’s participation

10.3.2.Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the “base” Building) (the “Original Improvements”), and (iii) all other Alterations to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year. Such insurance policy shall contain an agreed valuation (or “agreed amount”) provision in lieu of any coinsurance clause.

10.3.2.1.Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.

10.3.2.2.Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures, Tenant Improvements, Original Improvements and Alterations.

10.3.2.3.Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.3.Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4Form of PoliciesThe minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of Washington; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. All commercial general liability and property damage liability policies maintained by Tenant will contain a provision that Landlord and any other additional insured, although named as an insured, will nevertheless be entitled to recover under such policies for any loss sustained by Landlord, Landlord’s agents, and Landlord’s employees as a result of the acts or omissions of Tenant. No insurance required to be maintained by Tenant by this Article 10 will be subject to any deductible exceeding $10,000.00 without Landlord’s prior written consent. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, in its sole discretion, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5SubrogationLandlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder and is actually obtained in the event of a covered loss. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor. Tenant will cause all other occupants of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.5 and to obtain such waiver of subrogation rights endorsements.

10.6Additional Insurance ObligationsTenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article  10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

10.7Third-Party ContractorsTenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a “Third Party Contractor”). All such insurance shall (a) name Landlord as an additional insured under such party’s liability policies as required by Section  10.4 above and this Section 10.7, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and noncontributing, and (d) comply with Landlord’s minimum insurance requirements.

ARTICLE 11.

DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by LandlordIf the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell and core of the Premises and such Common Areas. Such restoration shall be to substantially the same condition of the base, shell and core of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance carried under Section 10.3 of this Lease with respect to the Tenant Improvements, any improvements to the Premises existing as of the Lease Commencement Date, and any Alterations made by or for the benefit of Tenant to the Premises, and Landlord shall repair any injury or damage to the tenant improvements installed in the Premises and shall return such tenant improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or any other Tenant Parties, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and if such damage is not the result of the gross negligence or willful misconduct of Tenant or any other Tenant Party, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2Landlord’s Option to RepairNotwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of discovery of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after the date of such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3Waiver of Statutory ProvisionsThe provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Building is located with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

ARTICLE 12.

NON-WAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No delay or omission of either party to exercise any right or remedy shall be construed as a waiver of any such right or remedy or of any default by the other party hereunder. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13.

CONDEMNATION

If the whole or any material part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than two hundred ten (210) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.

ARTICLE 14.

ASSIGNMENT AND SUBLETTING

14.1Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). To request Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium” (as defined in Section 14.3 below), in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed transferee; the nature of such Transferee’s business; the proposed use of the Subject Space, (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit C, and (vi) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees in an amount not to exceed $2,000 as may be adjusted by inflation over the Lease Term (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply: (i) Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant; (ii) Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; (iii) Transferee intends to use the Subject Space for purposes which are not permitted under this Lease; (iv) Transferee is either a governmental agency or instrumentality thereof; (v) the proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or (vi) either the proposed Transferee, or any person which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

14.3Transfer Premium. If Landlord consents to a proposed Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Base Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer (on a per rentable square foot basis if less than all of the Premises is transferred); provided, however, such Transfer Premium shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within ten (10) days after receipt of any Transfer Notice, to recapture the Subject Space if an only if the Subject Space is comprised of the entire Premises. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14. In the event of a Landlord recapture of the Subject Space, and notwithstanding Section 14.5 below, Tenant shall have no further responsibility under this Lease with respect to the Subject Space except for those terms that expressly survive termination.

14.5Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.6Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners, or transfer of twenty-five percent (25%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; (ii) if Tenant is a limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the members, or transfer of twenty-five percent (25%) or more of membership interests, within a twelve (12)-month period, or the dissolution of the company without immediate reconstitution thereof; and (iii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease. If any Transfer is not a complete assignment and assumption of the Lease, and if this Lease shall be terminated during the term of any such Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee which is a sublessee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any Transfer which is a complete assignment and assumption of the Lease, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

ARTICLE 15.

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, repairs which are specifically made the responsibility of Landlord hereunder and damage from casualty excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. If Tenant fails to remove any of the foregoing property within two days after expiration or earlier termination of the Lease Term, Landlord, at Tenant’s expense, shall be entitled to remove and store such property, and Landlord shall not be responsible for the value, preservation or safekeeping of such property. Tenant shall pay Landlord, upon demand, the reasonable expenses and storage charges incurred. If Tenant fails to remove such property from the Premises or storage within thirty (30) days after notice, Landlord may deem all or any part of such property to be abandoned and title to such property shall vest in Landlord.

ARTICLE 16.

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17.

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit C, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee or purchaser. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, but no more frequently than once per Lease Year, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18.

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or trust deed (or deed in lieu thereof) (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Tenant shall, within fifteen (15) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19.

DEFAULTS; REMEDIES

19.1Events of Default.The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1.Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) days following the due date thereof.

19.1.2.The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18  of this Lease where such failure continues for more than three (3) business days after notice from Landlord.

19.1.3.Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.3, any failure by Tenant to observe or perform any provision, covenant or condition of this Lease to be observed or performed by Tenant (other than a failure described in Sections 19.1.1 and 19.1.2) where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default to completion.

19.1.4.To the extent permitted by law, (a) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (b) the taking of any action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (c) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (d) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (e) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days, or (f) Tenant’s (or any guarantor’s) convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts.

19.1.5.Abandonment, vacation or surrender of the Premises by Tenant.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2Remedies Upon DefaultUpon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

19.2.1.Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution for any claim or damages therefor; and Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Section 19.2.1  shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing Interest Rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2.Landlord shall have the right to continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due. Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3.Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.2.4.Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.2.5.Any agreement for free or abated rent or other charges, the cost of tenant improvements paid for or performed by Landlord, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or consideration for Tenant’s entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions”, shall be deemed conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of this Lease. In the event of Default of this Lease by Tenant, beyond any applicable cure period, any such Inducement Provision shall, at the sole discretion of Landlord, be deemed deleted from this Lease and of no further force or effect, and any unamortized rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision shall be due and payable by Tenant to Landlord.

19.3Sublessees of TenantWhether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Waiver of DefaultNo waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted. No endorsement or statement on any check or any letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

19.5Efforts to ReletNo re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6Landlord DefaultNotwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 20.

FORCE MAJEURE

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, pandemic, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action or other governmental actions (excluding (i) any action or decisions of any governmental authority, agency or department (including the City’s building and safety department and fire department) with respect to the issuance and/or approval (as applicable) of any license; conditional use, building or other permit; building plans and specifications; or certificate of occupancy; and (ii) any processing times of any governmental authority agency or department with respect to any of the foregoing actions or decisions; and (iii) any other similar actions or events with respect to any governmental authority, agency or department), civil commotions, fire or other casualty, and other causes (except financial) beyond the reasonable control of the party obligated to perform (collectively, the “Force Majeure”), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease, notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of such party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure; provided the party prevented, delayed or stopped shall have given the other party written notice thereof within ten (10) days of such event causing the prevention, delay or stoppage.

ARTICLE 21.

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord, without notice to Tenant, may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used, applied or retained, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any remaining balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Article 21, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease.

ARTICLE 22.

INTENTIONALLY DELETED

ARTICLE 23.

SIGNS

Provided that Tenant continuously occupies all of the Premises, Tenant may at its sole cost and expense (a) place its standard graphics, signs, logos, pictures, names or advertisements (“Signage”) at the entrance to the Premises and in a prominent location on the exterior of the Building subject to the terms of this section. Any Signage installed in, on or about the Premises without Landlord’s approval may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Common Areas. The location, size, design, color and other physical aspects of any and all permitted sign(s) under this Lease will be subject to (a) Landlord’s written approval prior to installation which shall not be unreasonably withheld or conditioned, (b) any covenants, conditions or restriction governing the Project or the Premises, and (c) any applicable law, statute, zoning restriction, ordinance, rule, regulation, order and ruling of any governmental authority with jurisdiction over the Project. Landlord agrees to provide Tenant’s initial Building standard suite entry and directory signage. Notwithstanding the above to the contrary. Tenant shall be responsible for obtaining necessary approvals from the City of Bothell. Prior to the expiration of the Lease Term, Tenant shall, at Tenant’s cost and expense, remove its exterior signage and repair and restore the Building to the condition it was in prior to the installation of Tenant’s sign. The exterior signage rights granted herein are personal to Tenant and may not be assigned by Tenant to any party. In the event of an assignment of this Lease by Tenant to any party, or in the event Tenant defaults under, beyond any applicable notice and cure period, this Lease or fails to continuously occupy the entire Premises, Tenant’s exterior signage rights granted hereunder shall automatically terminate, unless and to the extent otherwise expressly agreed by Landlord in writing.

ARTICLE 24.

COMPLIANCE WITH LAW

24.1GeneralTenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any Applicable Requirement now in force or which may hereafter be enacted or promulgated. Except as otherwise provided in this Lease, Tenant shall, at Tenant’s sole cost and expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the reasonable recommendations of Landlord’s engineers and/or consultants which relate in any manner to the Premises, without regard to whether said requirements are now in effect or become effective after the Lease Commencement Date. Tenant shall, within ten (10) days after receipt of Landlord’s written request, provide Landlord with copies of all permits and other documents and information evidencing Tenant’s compliance with any Applicable Requirements specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Tenant or the Premises to comply with any Applicable Requirements. Likewise, Tenant shall immediately give written notice to Landlord of (i) any water damage to the Premises and any suspected seepage, pooling, dampness or other condition conducive to the production of mold, or (ii) any mustiness or other odors that might indicate the presence of mold in the Premises. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

24.2Accessibility/ADA ComplianceA Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises under a lease, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. Within thirty (30) days of Tenant’s request for a CASp inspection of the Premises, Landlord shall obtain such CASp inspection. Any such inspection shall be at Tenant’s sole cost. Since compliance with the Americans with Disabilities Act (“ADA”) is dependent upon Tenant’s specific use of the Premises, Landlord makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Tenant’s use of the Premises requires repairs, modifications or additions to the Premises in order to be in ADA compliance, including any repairs, modifications and additions necessary to correct violations of accessibility standards within the Premises as may be determined in connection with a CASp inspection requested by Tenant under this Section, Tenant agrees to make any such necessary repairs, modifications and/or additions at Tenant’s expense.

ARTICLE 25.

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days following Tenant’s receipt of written notice from Landlord that the same was not received when due, or if any check delivered to Landlord by Tenant shall be returned for insufficient funds, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. In addition to the late charge, in the event any check is returned for insufficient funds, Tenant shall pay to Landlord, as Additional Rent, the sum of $50.00. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when due shall thereafter bear interest until paid at a rate equal to ten percent (10%) per annum (the “Interest Rate”), provided that in no case shall such rate be higher than the highest rate permitted by applicable law. In the event that more than one (1) check of Tenant is returned for insufficient funds in any twelve (12)-month period, Landlord shall have the right to require that any or all subsequent payments by Tenant to Landlord be in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, notwithstanding any prior practice of accepting payments in any different form.

ARTICLE 26.

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements supported by reasonable documentation: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Article 26; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27.

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant to enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of

Landlord; (B) subject to Article 19, take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform beyond applicable notice and cure periods. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 28.

TENANT PARKING

Tenant and the Tenant Parties (including Tenant’s visitors) shall be entitled to utilize, commencing on the Lease Commencement Date, the number of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking areas/facility(ies); provided, however that Tenant shall be permitted to use the Exclusive Use Parking Passes allocated to each portion of the Premises beginning on the Commencement Date applicable to each portion of the Premises. Such parking passes shall permit Tenant and Tenant Parties to use, on a non-exclusive, as-available basis, together with other tenants and their respective employees, any undesignated, unreserved spaces available in such parking area/facility(ies) from time to time; provided, however, that Tenant shall have exclusive use of the parking passes located in the back of the Building at the loading dock (the “Exclusive Use Parking Passes”) in the location shown on Exhibit A-2 and Landlord shall use commercially reasonable efforts to enforce such exclusive use against third parties and other tenants of the Project. Tenant’s continued right to use the parking passes is conditioned upon (a) Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Project parking facility(ies), including any sticker or other identification system established by Landlord, (b) Tenant’s cooperation in seeing that Tenant Parties (including Tenant’s employees and visitors) also comply with such rules and regulations, and (c) Tenant not being in default under this Lease (beyond any applicable notice and cure periods). Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility(ies) at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project area(s) or parking facility(ies), or relocate Tenant’s parking spaces to other parking facilities and/or surface parking areas within a reasonable distance (not to exceed one block) of the Premises, for purposes of permitting or facilitating any construction, alteration or improvements with respect to the parking area(s) or facility(ies) or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located in the Project. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes to which Tenant is entitled pursuant to this Article 28 are provided to Tenant solely for use by Tenant Parties and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29.

MISCELLANEOUS PROVISIONS

29.1Transfer of Landlord’s InterestTenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project, the Building and in this Lease, and Tenant agrees that, in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.2Time of EssenceTime is of the essence of this Lease and each of its provisions.

29.3No Air RightsNo rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4Prohibition Against RecordingNeither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

29.5Landlord’s TitleLandlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.6Application of PaymentsLandlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.7Partial InvalidityIf any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.8Landlord ExculpationIt is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.8 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.9Entire AgreementAll exhibits and addenda attached hereto are hereby incorporated in this Lease as if set forth in full. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

29.10Waiver of Redemption by TenantTenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.11NoticesAll notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, and shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally, (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

29.12Attorneys’ FeesIn the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.13Governing Law; WAIVER OF TRIAL BY JURYThis Lease shall be construed and enforced in accordance with the laws of the State of Washington. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF WASHINGTON, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY WASHINGTON LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.14BrokersOther than the Brokers (as defined below), Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease. Each of Landlord and Tenant hereby covenant that it knows of no real estate broker or agent who is entitled to a commission in connection with this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), whose commissions shall be paid solely by Landlord. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent (other than the Brokers) occurring by, through, or under the indemnifying party.

29.15Independent CovenantsThis Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.16No Representations or Warranties by LandlordTenant hereby specifically acknowledges and agrees that, except as may be expressly set forth in the Lease or Tenant Work Letter, (i) Landlord has made no representations or warranties to Tenant with regard to any of the following, and (ii) Landlord has no obligation and has made no promises with regard to any of the following: (A) the alteration, remodeling, improvement, renovations, repair or decoration of the Premises, Building, Common Areas (including any parking facilities) or any part thereof, (B) the condition, appearance and configuration of the Premises, Building, the Common Areas (including any parking facilities) or any part thereof, and/or (C) the “Other Improvements,” as that term is defined in Section 29.17, below.

29.17Development of the Building and Project.

29.17.1.Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.17.2.The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project; and (v) for any other matter which Landlord deems necessary. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.17.3.Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises, including, without limitation, the parking area(s)/facility(ies), Common Areas, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Project and/or Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Project and/or Building, which work may create noise, dust or leave debris in the Project and/or Building. Landlord shall use commercially reasonable efforts to complete any Renovations in a manner which does not materially and adversely affect Tenant’s use of or access to the Premises. Notwithstanding the foregoing, Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

29.18Binding EffectEach of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.19Modification of LeaseShould any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor.

29.20Quiet EnjoymentLandlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

29.21Relationship of Parties Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

29.22Security MeasuresTenant hereby acknowledges that Landlord shall have no obligations whatsoever to Tenant to provide guard service or other security measures for the benefit of the Premises or the Project, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties. Tenant agrees to adopt and implement reasonable security measures for the operation of its business in the Premises. Tenant acknowledges that Landlord currently does not provide guard service with respect to the Project but nothing herein contained shall prevent Landlord, at Landlord’s sole option, from implementing security measures for the Project or any part thereof; Tenant agrees to reasonably cooperate with and participate in all such security measures, and Landlord shall have no liability to Tenant and its agents, employees, contractors and invitees arising out of Landlord’s provision of security measures.

29.23Counterparts/ “Person”This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. The parties may exchange counterpart signatures by facsimile or electronic transmission and the same shall constitute delivery of this Lease with respect to the delivering party. If a variation or discrepancy among counterparts occurs, the copy of this Lease in Landlord’s possession shall control. As used in this Lease, the term “person” shall mean include both natural persons and entities.

29.24ModificationsNo alteration, modification, amendment or interpretation of this Lease shall be binding on the parties unless contained in a writing that is signed by both parties. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to amend this Lease or revise this Lease in any respect. In the event of any inconsistency between the terms contained in the attached Exhibits and any specific provision of this Lease, the terms contained in this Lease shall prevail. However, in the event of any inconsistency between the terms contained in any Addendum attached to this Lease and any specific provision of this Lease, the terms contained in the Addendum shall prevail.

29.25Right to LeaseLandlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

29.26SurvivalThe obligations of the indemnifying party under each and every indemnification provision contained in this Lease shall survive the expiration or earlier termination of this Lease. The representations, warranties and covenants of the parties contained in this Lease shall survive the expiration or earlier termination of this Lease.

29.27No WarrantyIn executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.28Joint and SeveralIf there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.29Authority; No ViolationIf Tenant is a corporation, trust, partnership, or limited liability company, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in Washington. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.30Submission of LeaseSubmission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.31Building Name and Signage Subject to Article 23, Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord.

29.32Transportation ManagementTenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.33Lease GuarantyConcurrently with the execution of this Lease, Tenant shall deliver to Landlord a Lease Guaranty, substantially in the form of Exhibit F attached hereto, executed by the Guarantor(s) listed in Section 14 of the Summary, if any.

29.34ConfidentialityExcept as otherwise required by law or legal process, Tenant and Landlord each acknowledge that the content of this Lease and any related documents are confidential information. Tenant and Landlord shall each keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s or Landlord’s financial, legal, and space planning, insurance and other consultants, who have first agreed in writing to maintain such confidentiality.

29.35No DiscriminationTenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.36OFAC.

29.36.1.Landlord and Tenant each represent and warrant that (a) they and each person or entity owning an interest in them is (i) not currently identified on the Specially Designated Nationals and blocked Persons Listed maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Landlord or Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Landlord or Tenant (whether directly or indirectly), (d) none of the funds of Landlord or Tenant have been derived from any unlawful activity with the result that the investment in Landlord or Tenant is prohibited by law or that this Lease is in violation of law, and (e) Landlord and Tenant have each implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C.A. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Landlord or Tenant is prohibited by law or Landlord or Tenant is in violation of law.

29.36.2.Landlord and Tenant each covenant and agree (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos economic sanctions, now or hereafter in effect, (b) to immediately notify the other party in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Landlord or Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord or Tenant under this Lease and (d) at the request of Landlord or Tenant, to provide such information as may be requested by Landlord or Tenant to determine Landlord’s or Tenant’s compliance with the terms hereof.

29.36.3.Landlord and Tenant each hereby acknowledge and agree that Landlord’s or Tenant’s inclusion on the List at any time prior to the expiration or earlier termination of this Lease shall be a material default of this Lease, and this Lease shall automatically terminate. Notwithstanding anything to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of this Lease.

29.37Intentionally deleted.

29.38Communications and Computer Lines; Generator.

(a)Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor reasonably approved by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Requirements, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.

(b)Tenant, at its sole cost and expense, shall have a non-exclusive right to install an emergency power generator (the “Generator”) and an associated uninterrupted power supply switching facility (the “UPS”) at a mutually acceptable location in the loading dock of the Building. Prior to installation, in addition to the location, Landlord must approve: (1) the Generator and UPS equipment, (2) drawings submitted by Tenant showing the Generator and UPS to be installed, method of installation, connectors to electrical services and conduit to the Premises, and (3) the contractor selected by Tenant to install the Generator and UPS. Landlord will not unreasonably withhold, condition, or delay its approvals. Tenant shall screen the Generator as required by Landlord, and applicable governmental statutes and codes. Tenant shall obtain all permits and approvals required by any governmental entities to install, operate or maintain the Generator and UPS. At its sole cost and expense, Tenant shall maintain the Generator and UPS and comply with all laws, rules, regulations, ordinances and standards of all governmental authorities having jurisdiction over the Building. Tenant shall pay for all utilities used or consumed in connection with the Generator and UPS and all personal property taxes, if any, attributable to the Generator and UPS. Any Generator and UPS so installed shall be installed and used at

Tenant’s sole risk. Tenant shall remove the Generator prior to the expiration of this Lease, or within fifteen (15) business days after the earlier termination of this Lease, as the case may be, and shall restore the pad area to the condition it was in immediately prior to the installation of the Generator. Tenant shall provide Landlord with certificates evidencing that the liability and property damage insurance coverages required to be carried by Tenant under the terms of this Lease include the Generator and Tenant’s operation thereof. The Tenant shall repair any damage to the Premises, the Building, and/or the Project which occurs in the operation, maintenance, repair or removal of the Generator and/or screening.

29.39Green Cleaning/RecyclingTo the extent a “green cleaning program” and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord’s sole and absolute discretion), Tenant shall, at Tenant’s sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord’s particular recycling contractors). To the extent Tenant fails to comply with any of Landlord’s recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

29.40Dispute Resolution Procedure.

(a)Except as provided in subsection (b) below, the parties agree to resolve any and all claims, disputes and disagreements arising under this Lease, including, without limitation, any matter relating to Landlord’s failure to approve an assignment, sublease or other transfer of Tenant’s interest in this Lease under Article 14 of this Lease, any other defaults by Landlord, or any defaults by Tenant by and through arbitration and irrevocably waive any and all rights to the contrary. The parties agree to at all times conduct themselves in strict, full, complete and timely accordance with the terms hereof and that any attempt to circumvent the terms of this Section shall be absolutely null and void and of no force or effect whatsoever.

(b)The following disputes, claims and disagreements under this Lease are expressly excluded from the arbitration procedures set forth in this Section: (i) Disputes for which a different resolution determination is specifically provided for in this Lease; (ii) All claims by either party which (A) seek anything other than application, interpretation, enforcement or determination of rights under this Lease or (B) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious actions, and seek the award of punitive or exemplary damages; and (iii) claims relating to (A) Landlord’s exercise of any unlawful detainer rights pursuant to applicable law or (B) rights or remedies used by Landlord to gain possession of the Premises or terminate the Tenant’s right of possession of the Premises, all of which excluded disputes shall be resolved by suit filed in the applicable court of jurisdiction, the decision of which court shall be subject to appeal pursuant to applicable law.

(c)Any dispute subject to this Section shall be submitted to and settled by binding arbitration in the County in which the Property is located, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (or at any other place or under any other form of arbitration mutually acceptable to the parties). Notwithstanding the foregoing, the parties hereto agree that any such arbitration shall be governed by the following requirements:

(i)A single neutral arbitrator mutually selected by the parties shall conduct the arbitration proceedings. If the parties are unable to agree upon a single neutral arbitrator within fifteen (15) days from the date of any notice of demand for arbitration, the parties shall each select a neutral arbitrator within ten days from their receipt of a list of 7 arbitrators from AAA. The neutral arbitrator (“Arbitrator”) so selected shall conduct the arbitration proceeding and render the arbitration decision.

(ii)Any arbitration decision shall be in writing, with the bases of such decision specified in reasonable detail.

(iii)Each party shall submit to the other party, not less than five (5) business days (or such longer period as the Arbitrator may specify) prior to the commencement of the arbitration hearing, (i) a list of the persons whose testimony the other party intends to elicit at the arbitration hearing, (ii) copies of any and all documents to be offered into evidence, and (iii) a description in reasonable detail of any other evidence such party intends to offer into evidence. The foregoing shall not limit the parties’ rights to such other discovery as may be permitted pursuant to the rules of the arbitrating entity.

Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the state forum having jurisdiction over the subject matter of such arbitration. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and attorneys’ fees; and provided, further, that the Arbitrator may award all or any portion of the costs and/or attorneys’ fees of either party to be borne by the other party where the Arbitrator finds that such other party’s claim or defense was manifestly unreasonably maintained.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY WASHINGTON LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE WASHINGTON CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

/s/ S.M.Z.	/s/ Leen Kawas
Landlord’s Initials	Tenant’s Initials

[signatures begin on following page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:
NORTH CREEK PARKWAY CENTER INVESTORS, LP, a California limited partnership
By:	PRP GP NC, LLC, a
Delaware limited liability company,
Its General Partner

By:	/s/ Stephen M. Zotovich
Stephen M. Zotovich, its Manager

“TENANT”:

ATHIRA PHARMA, INC., a Delaware corporation

By:	/s/Leen Kawas

Name:	Leen Kawas

Title:	Principal

CALIFORNIA ALL PURPOSE ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
)
County of Orange	)

On July 27, 2020, before me, J. Beckman, Notary Public, personally appeared Stephen M. Zotovich, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:	/s/ J. Beckman	(Seal)

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

On this 27th day of July, 2020, before me personally appeared Leen Kawas, to me known to be the Principal of ATHIRA PHARMA, INC., the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said company, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Sarah Carter
Notary Public in and for the State of Washington,
residing at	Everett
My commission expires:	June 19, 2022

EXHIBIT A-1

NORTH CREEK PARKWAY CENTER

OUTLINE OF PREMISES

EXHIBIT A

EXHIBIT A-2

LOCATION OF TENANT’S EXCLUSIVE USE PARKING PASSES

EXHIBIT A-1
-B-

EXHIBIT A

NORTH CREEK PARKWAY CENTER

LEGAL DESCRIPTION OF PROJECT

PARCEL A:

LOTS 28, 29, 30 AND 31 OF QUADRANT BUSINESS PARK - BOTHELL, AS PER PLAT RECORDED IN VOLUME 131 OF PLATS, PAGES 87 THROUGH 91, INCLUSIVE, RECORDS OF KING COUNTY, WASHINGTON; (BEING KNOWN AS LOTS 1, 2, 3, 4, 5 AND 6, QUADRANT CORPORATE CENTER, A BINDING SITE PLAN, RECORDED UNDER RECORDING NUMBER 9610250257).

PARCEL B:

AN EASEMENT FOR INGRESS AND EGRESS OVER AND UPON THE STREETSCAPE AREA (AS DEFINED IN THE DECLARATION, AS HEREINAFTER DEFINED) AND COMMON AREAS (AS DEFINED IN THE DECLARATION), AS SET FORTH IN THAT CERTAIN DECLARATION OF PROTECTIVE COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS, AND AGREEMENTS FOR QUADRANT BUSINESS PARK – BOTHELL (AS AMENDED) RECORDED ON AUGUST 6, 1985, UNDER RECORDING NUMBER 8508061033 (THE “DECLARATION”).

SITUATE IN THE CITY OF BOTHELL, COUNTY OF KING, STATE OF WASHINGTON.

EXHIBIT A

-C-

EXHIBIT B

NORTH CREEK PARKWAY CENTER

TENANT WORK LETTER

1.Landlord agrees to provide Tenant with the Tenant Improvement Allowance set forth in Section 12 of the Summary (the “Allowance”) for the design, planning and construction of certain Tenant Improvements (as defined below). The Allowance must be used by Tenant with respect to each portion of the Premises, if at all, by the date that is six (6) months after the Lease Commencement Date for the applicable portion of the Premises, and any unused portion of the Allowance outstanding as of such date shall be retained by Landlord. The Tenant Improvement Allowance shall be allocated among Suite 104, Suite 110, and Suite 120 based upon the actual rentable square footage within each Suite.

The Allowance shall be applied solely to the cost of the Tenant Improvements (defined below), as specified in the Final Plans (defined below) approved by Tenant and Landlord pursuant to this Work Letter. Landlord shall pay the Allowance applicable to each Suite to Tenant within 10 business days of Tenant’s written request thereof, provided that Tenant has (a) completed the Tenant Improvements with respect to such Suite, and (b) submitted copies of reasonable documentation to evidence the cost of Tenant’s Improvements with such request, including invoices and receipts of same, and lien releases.

2.(a)“Tenant Improvements” shall include only those improvements within the interior portions of the Premises which are depicted on the Final Plans. “Tenant Improvements” shall specifically not include any of Tenant’s personal property, or the purchase of supplies, equipment, furniture or other items of personal property of Tenant, except as may be specifically provided below.

(b)The Tenant Improvements may include:

(i)	partitioning, doors, floor covering, finishes, ceilings, wall coverings and painting, millwork and similar items.
(ii)	electrical wiring, lighting fixtures, outlets and switches, and other electrical work.
(iii)

duct work, terminal boxes, diffusers and accessories required for the completion of the heating, ventilation and air conditioning systems serving the Premises, including the cost of meter and key control for after-hours air conditioning.

(iv)	additional Tenant requirements including but not limited to odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems.
(v)	fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories installed within the Building and serving the Premises.

EXHIBIT B

(vi)	plumbing, fixtures, pipes and accessories to be installed within the Building and serving the Premises.

(c)The Tenant Improvements Cost shall include all fees, costs and expenses associated with the design, preparation, approval and construction of the Tenant Improvements, including but not limited to the following:

(i)	all costs of preliminary and final architectural and engineering plans and specifications for the Tenant Improvements.
(ii)	all costs of obtaining building permits and other necessary authorizations and approvals from governmental authorities, including inspection fees.
(iii)	all costs of interior design and finish schedule plans and specifications, including as-built drawings.
(iv)

all direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including but not limited to, the construction contractor’s fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment, and temporary standard Tenant services rendered by Landlord of the type and nature described in Article 6, and all labor (including overtime and security), supplies and materials for the Tenant Improvements.

(v)

all fees and charges payable to the architect, general contractor, subcontractors, and engineering firm if they are required by Tenant and/or any governmental authorities to redesign any portion of the Tenant Improvements following Tenant’s approval of the Final Plans.

(vi)	A construction supervision, development, and project management fee payable to Landlord of two percent (2%) of the Allowance.
(vii)	utility connection fees, if any.
(viii)	applicable sales and use taxes, if any.

In no event shall the Tenant Improvements Cost include any costs of procuring, constructing or installing in the Premises any of Tenant’s equipment or personal property.

3.The Tenant Improvements shall be constructed and completed by one or more contractors engaged by Tenant in a good and workmanlike manner, in compliance with all applicable statutes and regulations, and in conformity with the Final Plans (defined below). Tenant will issue bid packages to a selection of contractors mutually and reasonably agreed to by Landlord and Tenant for a competitive bidding process; provided, however, that Tenant shall not be automatically obligated to award the Tenant Improvements work to the lowest bidding contractor so long as Landlord consents (not to be unreasonably withheld). Further, and notwithstanding the foregoing, Tenant may select a contractor with Landlord’s reasonable approval without pursuing a competitive bidding process. In no event shall Tenant be required to use any specific architects, contractors, engineers, or subcontractors identified, preferred, or selected by Landlord.

EXHIBIT B

4.(a)Tenant has caused its architect to produce construction drawings for the Tenant Improvements (the “Drawings”) and submitted same to Landlord for its approval.

(b)Landlord shall respond to Tenant within five (5) business days after mutual execution of this Lease. with its written approval or disapproval of the Drawings, with such notice to include Landlord’s basis for any disapproval and proposed revisions required for Landlord to approve the same. If the Drawings are disapproved, Tenant shall have five (5) business days to submit revised Drawings to Landlord. Tenant shall not unreasonably refuse to satisfy any reasonable objections of Landlord to the Drawings. The review and revision of the Drawings shall continue until approved by Landlord. The approved Drawings are referred to herein as the “Final Plans”.

(c)When the Final Plans have been approved by Landlord and Tenant, Tenant or Tenant’s architect or contractor shall submit them to all government authorities having approval rights over the Tenant Improvements and shall apply for all governmental approvals and building permits. Upon receipt of such approval(s) and permit(s), and subject to the provisions of this Work Letter, Tenant shall thereafter commence and diligently proceed to complete construction of the Tenant Improvements.

(d)Tenant assumes full and complete responsibility to ensure that the Tenant Improvements are adequate to fully meet the needs and requirements of Tenant’s business operations within the Premises and Tenant’s use of the Premises. Neither the approval by Landlord of the Final Plans, or of any other plans, specifications, drawings or other items associated with the Tenant Improvements nor Landlord’s supervision or monitoring of the Tenant Improvements shall constitute any warranty or covenant by Landlord to Tenant as to the adequacy of the design for Tenant’s intended use of the Premises.

5.(a)The Allowance shall be Landlord’s maximum contribution to the Tenant Improvements Cost, and Tenant shall pay all of the Tenant Improvements Cost in excess of the Allowance.

(b)If the Tenant Improvements Cost exceeds the portion of the Allowance that Landlord is obligated to disburse pursuant to Section 1 above, then Tenant shall either pay any excess cost directly, when due, or, if paid by Landlord, pay to Landlord, in cash, the difference between the Tenant Improvements Cost and such portion of the Allowance within ten (10) business days after receipt of Landlord’s invoice therefor.

6.The Final Plans shall comply with all applicable legal requirements

EXHIBIT B

EXHIBIT C

NORTH CREEK PARKWAY CENTER

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of ___________,  20___ by and between ________________________ as Landlord, and the undersigned as Tenant, for Premises on the floor(s) of the office building located at _____________________, ____________, Washington __________________, certifies as follows:

1.Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.The undersigned has accepted possession of and currently occupies the Premises described in the Lease, the Lease Term commenced on _________________, and the Lease Term expires on ______________________, and the undersigned has no option to terminate or cancel the Lease or option or other preferential right to purchase all or any part of the Premises, the Building and/or the Project except: _____________. The rentable area of the Premises is ___________ square feet.

3.Base Rent became payable on ________________.

4.The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A, and that the obligations of Tenant thereunder are valid and binding.

5.Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:_____________________. Tenant has received no notice, and is not otherwise aware of, any assignment of the Landlord’s interest in the Lease

6.Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7.All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ____________________. The current monthly installment of Base Rent is $________.

8.All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease either by Tenant or Landlord. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10.As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

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11.If Tenant is a corporation, partnership or other entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in Washington and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14.To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto. If any legal action or proceeding is commenced between Tenant and such prospective mortgagee or purchaser regarding their respective rights and obligations under this Estoppel Certificate, the prevailing party shall be entitled to recover, in addition to damages or other relief, all costs and expenses, attorneys’ fees and court costs (including, without limitation, expert witness fees). A prospective mortgagee’s or purchaser’s acceptance of this Estoppel Certificate shall constitute such prospective mortgagee’s or purchaser’s agreement to be bound hereby.

Executed at _____________ on the ____ day of _____________, 20___.

“Tenant”:

,
a

By:
Its:

By:
Its:

EXHIBIT C

EXHIBIT D

NORTH CREEK PARKWAY CENTER

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the Bothell, Washington area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal Business Hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

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5.No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6.The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7.No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9.Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent. Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.

10.Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11.Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

12.Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13.Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15.No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors,

EXHIBIT D

provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16.The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17.Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18.Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products within the Building or within seventy-five feet (75’) of any entrance into the Building or into any other Project building.

19.Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord.

20.Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Bothell, Washington without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22.Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of. such persons

23.No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All

EXHIBIT D

electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Common Areas.

24.The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25.Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26.Tenant must comply with any City of Bothell “NO-SMOKING” ordinances. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building. In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas. Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles. No cigarettes shall be extinguished and/or left on the ground or any other surface of the Project. Cigarettes shall be extinguished only in ashtrays. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances within any interior areas of the Project or within seventy-five feet (75’) of any entrance into the Building or into any other Project building.

27.Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28.All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

29.Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30.No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

EXHIBIT D

31.No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

32.Tenant shall not purchase spring water, towels, janitorial or maintenance or other similar services from any company or persons not approved by Landlord. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with the security and proper operation of the Building.

33.Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

Parking Rules and Regulations

The following rules and regulations govern the use of the parking areas and facilities which serve the Building. Tenant will be bound by such rules and regulations and agrees to cause its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same:

1.Tenant will not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, subtenants, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. No vehicles are to be left in the parking areas or facilities overnight and no vehicles are to be parked in the parking areas or facilities other than normally-sized passenger automobiles, motorcycles and pick-up trucks. No extended term storage of vehicles or other items is permitted in the parking areas or facilities. Parking spaces may be used only for parking vehicles.

2.Vehicles must be parked entirely within painted stall lines of a single parking stall, and only small cars may be parked in any areas which may be reserved for small cars. Only one vehicle may be parked in a parking space. In no event shall Tenant interfere with the use and enjoyment of the parking areas and facilities by other tenants of the Building or their employees or invitees.

3.All directional signs and arrows must be observed.

4.The speed limit within all parking areas shall be five (5) miles per hour.

5.Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

6.Parking is prohibited: (a) in areas not striped for parking; (b) in aisles or on ramps; (c) where “no parking” signs are posted; (d) in cross-hatched areas; and (e) in such other areas as may be designated from time to time by Landlord or Landlord’s parking operator.

7.Landlord reserves the right, without cost or liability to Landlord, to tow any vehicle if such vehicle’s audio theft alarm system remains engaged for an unreasonable period of time.

8.Washing, waxing, cleaning, repairing or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

EXHIBIT D

9.Any parking stickers, key cards or any other devices or forms of identification or entry supplied by the Landlord or Landlord’s parking operator shall remain the property of Landlord or such parking operator, as applicable. Any such parking devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void. Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the parking area/facility manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be reported to the office of the parking area/facility immediately.

10.Parking area/facility managers and attendants are not authorized to make or allow any exceptions to these rules and regulations.

11.TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT’S VEHICLES OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING AREAS AND FACILITIES, WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S ACTIVE NEGLIGENCE OR NEGLIGENT OMISSION. THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE SHALL NOT APPLY HOWEVER TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

12.Landlord may refuse to permit any person to park in the parking facilities who violates these rules with unreasonable frequency, and any violation of these rules shall subject the violator’s car to removal, at such car owner’s expense. Tenant agrees to use its best efforts to acquaint its employees, subtenants, assignees, contractors, suppliers, customers and invitees with these parking provisions, rules and regulations.

13.Landlord reserves the right to establish and reasonably change the hours for the parking facilities, on a non-discriminatory basis, from time to time.

14.Landlord reserves the right, without notice and without cost or liability to Landlord, in addition to such other rights and remedies that Landlord may have, to take such actions as may be necessary to enforce these rules and regulations, which may include, with respect to any vehicles where are used or parked in violation hereof, the towing and storage of such vehicles, attachment of wheel immobilizer units (boots), attaching violation stickers or notices to such vehicles, and the like. Landlord further reserves the right to charge the cost of any such actions to the non-complying Tenant, which cost shall be immediately payable by such Tenant upon demand by Landlord.

15.Landlord reserves the right from time to time to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking areas and facilities as it deems reasonably necessary for the operation of the parking areas and facilities.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

EXHIBIT E

Intentionally Deleted

EXHIBIT E

EXHIBIT F

Intentionally Deleted

(ii)